Exhibit 99.1

EVCI Career Colleges Holding Corp. Receives Nasdaq Non-Compliance Letter for Audit Committee Vacancy

YONKERS, NY-- (MARKET WIRE) - May 7, 2007 -- EVCI Career Colleges Holding Corp. today announced that due to the resignation, on April 24, 2007, of Elie Housman from his position as a director of EVCI and a member of EVCI’s audit and compensation committees, it received a letter, dated May 2, 2007, from The Nasdaq Stock Market indicating that EVCI no longer complies with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 4350 (d). The Rule requires EVCI to have an audit committee of three independent directors.

Nasdaq’s letter also indicated that EVCI has a cure period in which to regain compliance:

•	until the earlier of EVCI’s next annual stockholders’ meeting or April 24, 2008; or

•	if EVCI’s next annual stockholders’ meeting is held before October 22, 2007, then EVCI must evidence compliance no later than October 22, 2007.

A failure to regain compliance could result in a delisting from The Nasdaq Capital Market.

The closing of the previously announced ComVest Financing and Bank Debt Restructuring is required to occur by May 24, 2007 under agreements with ComVest Group Holdings LLC and Harris, N.A. At that time, two ComVest designees, who each satisfy the Nasdaq definition of independent director, will become EVCI directors and members of EVCI’s audit and compensation committees to fill the vacancies created by the resignations of Mr. Housman and, upon such closing, Royce N. Flippin, Jr. As a result, EVCI will have an audit committee of three independent directors, as required by Rule 4350 (d), provided there are no other intervening vacancies.

About EVCI Career Colleges Holding Corp.

EVCI is the holding company for Technical Career Institutes, Interboro Institute and the Pennsylvania School of Business.

Founded in 1909, TCI offers two-year associate degree and certificate programs. With an emphasis on technology, TCI offers programs within three major divisions: business and new media technology, computer and electronics technology and climate control technology. TCI’s main campus is on 31st Street, diagonally across from Penn Station, and is supported by a nearby annex facility. EVCI acquired TCI in September 2005.

Founded in 1888, Interboro offers degree programs leading to the Associate in Occupational Studies degree and Associate in Applied Sciences degree. Its programs include accounting, business management, ophthalmic dispensing, paralegal studies, office technologies and security services and management. Interboro has a main campus in mid-town Manhattan and an extension center in each of Flushing, New York and in the Washington Heights section of Manhattan, New York. EVCI acquired Interboro in January 2000.

PSB is authorized to offer two Associate in Specialized Business degree programs and two diploma programs in information technology as well as three business diploma programs. As permitted by the Pennsylvania State Education Department, PSB plans to seek authorization to award the Associate in Special Business degree for its three business diploma programs. PSB relocated to downtown Allentown, Pennsylvania. EVCI acquired PSB in January 2005.

Contact:
Joseph D. Alperin, General Counsel
EVCI Career Colleges Holding Corp.
914.623.0700